Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Trellis Earth Products, Inc
Wilsonville, Oregon

We hereby consent to the inclusion in this Registration Statement of Trellis Earth Products, Inc. on Form S-1 Amendment No. 3 dated Februrary 3, 2012 of our report dated September 21, 2011 with respect to the balance sheets of Trellis Earth Products, Inc. as of December 31, 2010 and 2009, and the related statments of operations, changes in stockholders' equity, and cash flows for the years ended December 21, 2010 and 2009. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houson Texas
February 3, 2012